Exhibit 99.5

CONSENT OF GEORGE MATHAI

In connection with the filing by Sky Acquisition Group of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to be named as a nominee to the board of directors for Sky Acquisition Group in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 10, 2026

George Mathai

/s/ George Mathai
Signature